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                                                                    EXHIBIT 23.1

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

    We consent to incorporation by reference in the registration statements (Nos. 333-01409, 33-11161, 33-22862, 333-31116, 33-31117, 333-31369, 33-31371,
33-50608, 33-50610, 33-56707, 333-61843, 333-70323 and 333-89231) on Form S-8 of
Informix Corporation of our report dated January 26, 2000, relating to the consolidated balance sheets of Informix Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended, and the related financial statement schedule as of and for the years ended December 31, 1999 and 1998, which report appears in the December 31, 1999, annual report on Form 10-K of Informix Corporation.

                                          /s/ KPMG LLP

Mountain View, California
February 25, 2000